Exhibit m
CRM MUTUAL FUND TRUST
DISTRIBUTION PLAN
     This Distribution Plan (this “Plan”) has been adopted by CRM Mutual Fund Trust (the “Trust”) pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) with respect to Advisor Shares of its portfolios listed on Schedule A attached hereto (each, a “Fund” and collectively, the “Funds”). A majority of the Board of Trustees of the Trust (the “Board”), including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Trust and shareholders of each Fund, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto.
SECTION 1. DISTRIBUTION AND SERVICING ARRANGEMENTS.
     (a) The Trust, on behalf of each Fund, is authorized to engage, directly or indirectly, in any activities primarily intended to result in the sale of Shares, which activities may include, but are not limited to (i) payments to the Fund’s principal underwriter (the “Distributor”) for distribution services, (ii) payments to broker-dealers, financial intermediaries (which may include banks) and others (“Service Providers”) that enter into sub-distribution or selling agreements with respect to Advisor shares of a Fund (“Dealer Agreements”) who provide support or personal services to Fund shareholders in connection with the distribution of the Fund’s shares, including but not limited to, office space and equipment, communication facilities, answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing activity, asset allocation services, compensating sales personnel, maintaining and servicing shareholder accounts (including the payment of a continuing fee to financial consultants), (iii) payments to Service Providers that enter into Dealer Agreements for expenses related to the for advertising, marketing or other promotional activity, including payments for preparation, printing, and distribution of and sales literature pertaining to the Fund, (iv) payments to Service Providers that enter into Dealer Agreements for preparation, printing, and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than regulators and existing shareholders of the Trust, (v) an allocation of overhead and other branch office distribution-related expenses of a Service Provider that enters into a Dealer Agreement, and (vi) interest-related expenses, or the cost of capital associated with, the financing of any of the foregoing; and
     (b) The Trust, on behalf of each Fund, is authorized to enter into shareholder service agreements (the “Servicing Agreements”) with Service Providers to maintain and provide certain administrative and servicing functions in relation to, the accounts of shareholders, including, without limitation:
(i)	answering shareholder inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of the Fund shares may be effected, the proxy voting policies and record of the Trust, and other matters pertaining to the Funds;

(ii)	assisting shareholders in designating and changing dividend options, account designations and addresses;

(iii)	establishing and maintaining certain shareholder accounts and records, as may reasonably be requested from time to time by the Trust;

(iv)	assisting in processing Fund share purchase, exchange, and redemption transactions;

(v)	arranging for the wiring of funds relating to transactions in Fund shares;

(vi)	transmitting and receiving funds in connection with shareholder orders to purchase, exchange, or redeem Shares;

(vii)	verifying and guaranteeing shareholder signatures in connection with redemption orders, transfers among and changes in shareholder-designated accounts;

(viii)	providing periodic statements showing a shareholder’s account balances and, to the extent practicable, integration of such information with information concerning other client transactions otherwise effected with or through the Service Provider;

(ix)	furnishing on behalf of the Trust’s distributor (either separately or on an integrated basis with other reports sent to a shareholder by the Service Provider) periodic statements and confirmations of all purchases, exchanges, and redemptions of Fund hares in a shareholder’s account required by applicable federal or state law, all such confirmations and statements to conform to Rule 10b-10 under the Securities Exchange Act of 1934, as amend, and other applicable legal requirements;

(x)	transmitting proxy statements, annual reports, updating prospectuses, and other communications from the Trust to shareholders;

(xi)	receiving, tabulating, and transmitting to the Trust proxies executed by shareholders with respect to annual and special meetings of shareholders of the Trust;

(xii)	providing reports containing state-by-state listings of the principal residences of the beneficial owners of the Fund shares;

(xiii)	completing all customer identification procedures in relation to the shareholders under the Trust’s anti-money laundering program, and taking all appropriate action in relation to shareholders under anti-money laundering requirements, including closing shareholder accounts, notifying appropriate authorities of money laundering concerns and deferring payments of redemption proceeds while money laundering concerns are investigated;

(xiv)	providing to shareholders who are individuals all privacy notices and other communications required under Regulation S-P; and

(xv)	providing such other related services as the Trust or a shareholder may reasonably request.
     (c) The Trust is authorized to enter into Servicing Agreements directly and to permit one or more Service Providers to delegate its duties under a Servicing Agreement to one or more investment advisers, financial institutions and other persons (“Third Party Service Providers”), provided that the Service Provider shall (i) remain fully responsible for the performance of all duties under the Servicing Agreement and (ii) supervise the activities of each Third Party Service Provider.
SECTION 2. SALES CHARGES.
     It is understood that, under certain circumstances, as disclosed in the Fund’s prospectus, an initial sales charge may be paid by investors who purchase Fund shares, and the Fund may pay to the Service Provider, or the Fund may permit such persons to retain, as the case may be, such sales charge as fully or partial compensation for their services in connection with the sale of Fund shares. It is also understood that, under certain circumstances, as disclosed in the Fund’s prospectus, the Fund or the Service Provider may impose certain deferred sales charges in connection with the repurchase of such Fund shares, and the Fund may pay to a Service Provider, or the Fund may permit such persons to retain, as the case may be, all or any portion of such deferred sales charges.
SECTION 3. DISTRIBUTION AND SHAREHOLDER SERVICING FEES; PAYMENTS.
     (a) Pursuant to this Plan, each Fund may pay to Service Providers a distribution and/or shareholder servicing fee as determined by the Trustees of the Trust, provided that the aggregate amount of all such payments does not exceed 0.50% per annum of the average daily net assets of the applicable Fund attributable to Advisor Shares; provided, however, that (i) the distribution fee that may be used by the Service Provider to cover expenses primarily intended to result in the sale of shares of the Advisor Shares of a Fund, including, without limitation, payments to the Service Provider and other persons as compensation for the sale of the shares (including payments that may be deemed to be selling concessions or commissions) may not exceed the maximum amount, if any, as may from time to time be permitted for such services under National Association of Securities Dealers, Inc. (“NASD”) Conduct Rule 2830 or any successor rule, in each case as amended or interpreted by the NASD (“Rule 2830”); and (ii) the shareholder servicing fee that may be used by the Service Provider to cover expenses primarily intended for maintenance of shareholder accounts may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 2830. The Service Provider may retain portions of the distribution and/or shareholder servicing fee in excess of its expenses incurred..
     (b) It is recognized that the investment adviser to a Fund (an “Adviser”) may, from time to time, use revenues from its advisory fees, as well as past profits or its resources from any other source, to make payments to the Fund’s Distributor or other parties with respect to any expenses incurred in connection with the distribution of the Advisor Shares of the Fund, and further that the Distributor, Service Provider or Third Party Service Provider may use its past profits or its resources from any other source, to make payments with respect to the distribution of the Investor Shares of a Fund, and any such payments by such Adviser, Distributor, Service Provider or Third Party Service Provider shall not constitute expenditures made pursuant to this Plan and shall not be subject to the limitation set forth in Section 2(a) hereof. Notwithstanding the foregoing, to the extent that any payments made by the a Fund to its Adviser or any affiliate thereof, including payments made from such Adviser’s advisory fee, should be deemed to be indirect financing of any activity primarily intended to result in the sale of the shares of such Fund, then such payments shall be deemed to be authorized by this Plan but shall not be subject to the limitation set forth in Section 2(a) hereof.

SECTION 4. TERM AND TERMINATION.
     (a) Unless terminated as herein provided, this Plan shall continue in effect with respect to the Advisor Shares of a Fund for a period of one year from the Effective Date set forth below with respect to such Fund and shall continue in effect for such Fund for successive periods of one year, but only so long as each such continuance is specifically approved by votes of a majority of both the Trustees of the Trust and the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval.
     (b) This Plan may be terminated at any time with respect to the Advisor Shares of any Fund by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities, as defined in the 1940 Act, of Advisor Shares of the applicable Fund.
SECTION 5. AMENDMENTS.
     This Plan may not be amended to increase materially the maximum Distributor Fee permitted by Section 3(a) or Shareholder Servicing Fee permitted by Section 3(b) hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities, as defined in the 1940 Act, of Advisor Shares of the applicable Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for annual continuance of this Plan in Section 3(a) hereof.
SECTION 6. SELECTION AND NOMINATION OF TRUSTEES.
     While this Plan is in effect, the selection and nomination of the Independent Trustees of the Trust shall be committed to the discretion of such Independent Trustees.
SECTION 7. QUARTERLY REPORTS.
     The Treasurer of the Trust shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.
SECTION 8. RECORDKEEPING.
     The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.
SECTION 9. LIMITATION OF LIABILITY OF TRUSTEES AND OTHERS.
     The trustees, officers, employees, agents or shareholders of the Trust shall not be liable for any obligations of the Trust or of the Funds under this Plan, and each Service Provider shall agree that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Fund to which such Service Provider’s rights or claims relate in settlement of such rights or claims, and not to the trustees, officers, employees, agents or shareholders of the Trust.
     Effective Date: August 22, 2006

SCHEDULE A
DATED AUGUST 22, 2006
TO
CRM MUTUAL FUND TRUST
DISTRIBUTION PLAN

FUND	CLASS OF SHARES
CRM Small/Mid Cap Value Fund	Advisor Shares

CRM Mid/Large Cap Value Fund	Advisor Shares

CRM All Cap Value Fund	Advisor Shares